EXHIBIT (1)(B)
                              ARTICLES OF AMENDMENT
                         LAZARD RETIREMENT SERIES, INC.


          LAZARD RETIREMENT SERIES, INC., a Maryland corporation having its principal office in the State of Maryland at 32 South Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended by striking paragraph (1) of Article FIFTH of the Articles of Incorporation in its entirety and inserting in lieu thereof the following:

          (1) The total number of shares of stock which the corporation has authority to issue is five hundred million (500,000,000) shares of Common Stock, all of which are of a par value of one tenth of one cent ($.001) each.

          Until such time as the Board of Directors shall provide otherwise in accordance with paragraph (4) of this Article, all of the authorized shares of Common Stock of the Corporation are classified as follows:

PORTFOLIO                                              SHARES AUTHORIZED

Lazard Retirement Bantam Value Portfolio                  50,000,000
Lazard Retirement Emerging Markets Portfolio              50,000,000
Lazard Retirement Emerging World Funds Portfolio          50,000,000
Lazard Retirement Equity Portfolio                        50,000,000
Lazard Retirement Global Equity Portfolio                 50,000,000
Lazard Retirement International Equity Portfolio          50,000,000
Lazard Retirement International Fixed-Income Portfolio    50,000,000
Lazard Retirement International Small Cap Portfolio       50,000,000
Lazard Retirement Small Cap Portfolio                     50,000,000
Lazard Retirement Strategic Yield Portfolio               50,000,000
                                                         -----------
                                       Total             500,000,000

          SECOND: These Articles of Amendment were approved by at least a majority of the entire Board of Directors of the Corporation, and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

          The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, Lazard Retirement Series, Inc. has caused this instrument to be signed in its name and on its behalf by its President, and witnessed by its Vice President and Secretary, on the 30th day of April, 1997.

                            THE LAZARD FUNDS, INC.

                            By:_______________________________
                               Herbert W. Gullquist, President

WITNESS:


---------------------------
William G. Butterly, III
Vice President and Secretary